Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 24, 2021, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of USA Truck, Inc. on Form 10-K for the year ended December 31, 2020.  We consent to the incorporation by reference of said reports in the Registration Statements of USA Truck, Inc. on Form S-3 (File No. 333-224571) and Forms S-8 (File No. 333-231619, File No. 333-218573, File No. 333-196695 and File No. 333-40317).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

February 24, 2021